UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 15, 2006

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts  02453
(Address of Principal Executive Offices)  (Zip code)

(781) 647-3900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                            Completion of Acquisition or Disposition of Assets.

Item 2.03                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02                                            Unregistered Sales of Equity Securities.

Item 8.01                                            Other Events.

Acquisition of New Manufacturing Facility in China

On May 15, 2006, we acquired a newly-constructed manufacturing facility in Hangzhou, China pursuant to the terms of our acquisition agreement with ACON Laboratories, Inc. and certain of its affiliates governing our previously completed acquisition of ACON Laboratories’ business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay products in the United States, Canada, Western Europe, Israel, Australia, Japan and New Zealand. We paid ACON approximately $20 million to acquire all of the capital stock of two holding companies which own the new facility. The sale of the new manufacturing facility was triggered under the acquisition agreement when the parties thereto agreed that the facility was fully functional with respect to the first substantial product and the facility is now producing several of the drugs-of-abuse testing products that we acquired from ACON.

As part of the acquisition of the new manufacturing facility we assumed approximately $4 million in net indebtedness related to the construction of the facility, consisting of $8.1 million in bank debt offset by acquired cash. The bank debt consists of approximately $2.5 million, or approximately RMB 20 million, owed under a RMB 40 million loan facility with China Construction Bank, and approximately $5.6 million, or approximately RMB 45 million, owed under a RMB 50.87 million loan facility with Bank of China. The loan facilities, which bear interest at 2.745% and 6.336% respectively and expire in 2007, are obligations of ABON BioPharm (Hangzhou) Co., Ltd, the direct owner of the new facility and now our subsidiary. We have not provided security or guarantees for these loans and would not be permitted to do so under our existing senior credit facility, although we are permitted to, and expect to, mortgage the newly acquired facility to secure the assumed loan facilities described above.

As part of the purchase price for the new manufacturing facility, we issued a total of 417,446 shares of our common stock to Manfield Top Worldwide Ltd. and Overseas Square Ltd., two affiliates of ACON Laboratories, Inc. We are relying on an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, based, in part, on representations and warranties of the ACON Laboratories, Inc. and certain affiliates. We agreed to use commercially reasonable efforts to register, within 135 days of issuance, the shares of our common stock issued as consideration for the new facility.

We drew approximately $12.9 million under the revolving credit lines under our senior credit facility, under which we now have aggregate outstanding indebtedness of approximately $99 million, to fund the cash portion of the purchase price and to reimburse ACON for excess cash acquired with the new facility.

Investment in Techlab, Inc.

On May 17, 2006, we issued a total of 303,417 shares of our common stock to Tracy Wilkins and David Lyerly, two affiliates of Techlab, Inc. (“Techlab”), in consideration for our acquisition from them of 49% of the capital stock of Techlab. We are relying on an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, based, in part, on representations and warranties of Messrs. Wilkins and Lyerly. We agreed to use commercially reasonable efforts to register with the Securities and Exchange Commission, within six months of issuance, the shares of our common stock issued to Messrs. Wilkins and Lyerly.

Our press release announcing our investment in Techlab is filed as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(c)  Exhibits

Number	Title
99.1	Press release dated May 18, 2006, titled “Inverness Medical Innovations to Acquire Minority Interest in TechLab, Inc.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Dated: May 19, 2006	By:	/s/ JAY MCNAMARA
Jay McNamara
Senior Counsel - Corporate & Finance

Exhibit Index

Number	Title
99.1	Press release dated May 18, 2006, titled “Inverness Medical Innovations to Acquire Minority Interest in TechLab, Inc.”